Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE BETWEEN

DELTA T CORPORATION, BATEMAN ENGINEERING INC.,

BATEMAN-LITWIN N.V.

AND

NEDAK ETHANOL, LLC

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of March 15, 2010 between Delta-T Corporation (“Delta-T”), its parent, and any subsidiary and affiliated companies including but not limited to Bateman Engineering Inc. and Bateman-Litwin N.V. (collectively “Bateman”), and NEDAK Ethanol LLC, its parent, and any subsidiary and affiliated companies (“NEDAK”) (hereinafter collectively referred to as “the Parties”).

WHEREAS, Delta-T and NEDAK entered into an Engineering, Procurement, and Construction Services Fixed Price Contract on or about August 9, 2006 as amended by Amendment No. 1 dated November 13, 2006, Amendment No, 2, Amendment No.3, executed September 2009, and the Letter of Commitment and Intent dated January 16, 2008 (collectively “EPC Contract”) for the design and construction of a 44 million gallon per year fuel ethanol plant located at Atkinson, Nebraska (the “Project”); and

WHEREAS, the Parties have been in ongoing negotiations regarding final completion of the Project, and NEDAK claims additional operating costs it incurred due to the delay in completion of the Project; and

WHEREAS, it is the intention of the Parties to settle and dispose of, fully and completely, any and all claims, demands and causes of action heretofore or hereafter arising, by and between the Parties, relating directly or indirectly to the EPC Contract or the Project;

NOW THEREFORE, IN CONSIDERATION of the mutual covenants in settlement of this matter, and in consideration of the premises set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties have agreed to the following:

1.            Letter of Credit Draw. Delta-T acknowledges that it has been fully paid for all amounts due it under the EPC Contract. In order to completely and finally close out the EPC Contract, the Project and the NEDAK claims in part as set forth above, within three (3) business days of the execution of this Agreement, Delta-T and Bateman authorize NEDAK to draw three million US dollars ($3,000.000.00) from the current irrevocable standby Letter of Credit S1-1067 New York (“The LOC”) issued by Bank Hapoalim and by JPMorgan Chase Bank, N.A. (collectively “LOC Banks”). Provided that NEDAK successfully draws upon The LOC, and receives the $3,000,000.00, NEDAK shall release Delta-T and Bateman from any and all warranties, guarantees, third party vendor payments or claims, state and federal governmental and regulatory agency claims including but not limited to the Nebraska Department of Environmental Quality, additional letter of credit amounts, and parental guarantees related directly or indirectly to the EPC Contract or the Project as more fully set forth below.

2.            Stipulation. Delta-T and Bateman stipulate and agree that the conditions necessary for NEDAK to draw on The LOC have been satisfied.

3.           Delta-T and Bateman Indemnification. Delta-T and Bateman, and each of them, hereby agree to, and shall hold harmless, defend and indemnify NEDAK, its officers, directors, agents and assignees from any and all claims and causes of action which may arise directly or indirectly from any claims by either of the LOC Banks that NEDAK improperly or wrongfully in any way drew upon The LOC, as in part contemplated by this Agreement.

4.           NEDAK’s Release, and Indemnity of Bateman. Subject to NEDAK’s actual receipt of $3,000,000.00 as referenced in paragraph 2 herein, NEDAK, its officers, directors, employees, agents, representatives, successors, divisions, affiliates, subsidiaries, and assigns, do hereby release and forever discharge Delta-T and Bateman, its officers, directors, employees, agents, representatives, successors, divisions, affiliates, subsidiaries, and assigns from all debts, claims, demands, damages, guarantees, warranties, letters of credit, actions and causes of action whatsoever relating directly or indirectly to the EPC Contract or the Project, which it may have or may hereafter have, arising out of or resulting in any manner from losses and damages (known or unknown, foreseen or unforeseen, developed or undeveloped), including, but not limited to, all claims, demands, judgments, rights of action, sums of money, debts, third party vendor payments or claims, state and federal governmental and regulatory agency claims including but not limited to the Nebraska Department of Environmental Quality, and controversies, sustained by it arising directly or indirectly out of the EPC Contract or the Project, and Nedak shall indemnify and hold Bateman, its officers, directors, employees; agents, representatives, successors, and assigns, harmless from and against any and all suits, claims, liability, losses, liens, attorney’s fees, costs, penalties and damages of any kind or nature which may be asserted by the Nebraska Department of Environmental Quality (or any other governmental regulatory agency) associated with the Project for NEDAK located at Atkinson, Nebraska.

5.           Delta-T and Bateman’s Release of NEDAK. Delta-T and Bateman, its officers, directors, employees, agents, representatives, successors, divisions, affiliates, subsidiaries, and assigns, do hereby release and forever discharge NEDAK, its officers, directors, employees, agents, representatives, successors, divisions, affiliates, subsidiaries, and assigns from all debts, claims, demands, damages, guarantees, warranties, letters of credit, actions and causes of action whatsoever relating directly or indirectly to the EPC Contract or the Project, which it may have or may hereafter have, arising out of or resulting in any manner from losses and damages (known or unknown, foreseen or unforeseen, developed or undeveloped), including, but not limited to, all claims, demands, judgments, rights of action, sums of money, debts, and controversies, sustained by it arising directly or indirectly out of the EPC Contract or the Project.

6.           Compromise and Settlement. This Agreement evidences a compromise settlement of disputed claims, including operating costs incurred by NEDAK due to the delay in completion of the Project, entered into to avoid litigation. It is expressly understood and agreed by all parties hereto that neither the making of this Agreement, nor any other action taken by any party pursuant to this Agreement shall be construed as an admission by any party of any responsibility or liability to any other party, all persons having expressly denied all alleged liability to all parties.

7.            Scope of Release. The Parties hereto agree that, subject to NEDAK’s actual receipt of $3,000,000.00, this Agreement constitutes a complete release of all claims of the Parties and no claims are being reserved as against any other person, firm or corporation and further this Agreement constitutes a complete release of all claims the Parties have or may have against each other relating directly or indirectly to the EPC Contract or the Project and is not an admission of liability or wrongdoing on the part of any party.

8.            Confidentiality. This Agreement and the settlement terms embodied herein are confidential and are intended to remain confidential following execution. Each party hereto represents and covenants that it will not disclose the terms of this Agreement to any third party, except as necessary to inform accountants and bankers of the parties’ financial condition, and make disclosures required by the Federal Securities and Exchange Commission, or pursuant to subpoena or other court order.

9.            Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors, and assigns.

10.          Entire Agreement. This Agreement contains the entire agreement and understanding among and between the Parties with respect to the subject matter hereof and supersedes and replaces all prior understandings and agreements both written and oral.

11.         Modifications. This Agreement may not be modified, amended, supplemented or canceled except by a written agreement signed by all of the Parties or their respective successors and/or assigns.

12.           Counterparts. This Agreement may be executed in separate counterparts, either and each such duly executed counterpart shall be of the same validity, force and effect as the original hereof.  Facsimile signatures on this document shall be deemed to be original signatures for the purpose of creating a binding agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered or caused their duly authorized representatives to execute and deliver this Settlement Agreement and Mutual Release.

DELTA-T CORPORATION	NEDAK ETHANOL, LLC
/s/ Thomas R. McDaniel	/s/ Jerome Fagerland
Printed Name: Thomas R. McDaniel	Printed Name: Jerome Fagerland
Title: President and General Manager	Title: President and General Manager
Date: March 16, 2010	Date: March 16, 2010

BATEMAN ENGINEERING, INC.	BATEMAN-LITWIN, N.V.
/s/ Eyal Hahn	/s/ Eyal Hahn
Printed Name: Eyal Hahn	Printed Name: Eyal Hahn
Title: Director	Title: Chairman & CEO
Date: March 19, 2010	Date: March 19, 2010